UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 8, 2023

Hilton Worldwide Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36243	27-4384691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102
(Address of Principal Executive Offices) (Zip Code)

(703) 883-1000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	HLT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Credit Agreement Amendment

On November 8, 2023, Hilton Domestic Operating Company Inc. (the “Borrower”), an indirect subsidiary of Hilton Worldwide Holdings Inc. (the “Company”), entered into Amendment No. 10 (the “Amendment”) to the Credit Agreement dated as of October 25, 2013 (as amended, the “Credit Agreement”).

After giving effect to the Amendment, (i) the aggregate principal amount of term B-3 loans outstanding under the Credit Agreement will equal approximately $1,000.00 million (the “Term B-3 Loans”) and (ii) the aggregate principal amount of term B-4 loans outstanding under the Credit Agreement will equal approximately $2,119.00 million (the “Term B-4 Loans”). The Term B-3 Loans will (i) mature on June 21, 2028, (ii) bear interest, at the Borrower’s option, at a per annum rate equal to a margin over either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 1/2 of 1% and (3) the SOFR rate for a one-month tenor plus 1.00% (the “Base Rate”) or (b) a Term SOFR rate determined by reference to the SOFR rate published by CME Group Benchmark Administration Limited for the interest period relevant to such borrowing (the “Term SOFR Rate”), subject to a margin for the Term B-3 Loans of 0.75% per annum, in the case of loans bearing interest at the Base Rate and 1.75% per annum, in the case of loans bearing interest at Term SOFR, a credit spread adjustment of 10 basis points and (iii) provide for a premium of 1.00% of the aggregate principal amount of any Term B-3 Loans prepaid as a result of certain repricing transactions occurring within six months of the effective date of the Amendment. The Term B-4 Loans will (i) refinance a corresponding amount of term B-2 loans and will be increased by $500.0 million of incremental term loans, (ii) mature on November 8, 2030, (iii) bear interest, at the Borrower’s option, at a per annum rate equal to a margin over either (a) the Base Rate or (b) Term SOFR, subject to a margin for the Term B-4 Loans of 1.00% per annum, in the case of loans bearing interest at the Base Rate and 2.00% per annum, in the case of loans bearing interest at Term SOFR, a credit spread adjustment of 10 basis points and (iv) provide for a premium of 1.00% of the aggregate principal amount of any Term B-4 Loans prepaid as a result of certain repricing transactions occurring within six months of the effective date of the Amendment. As a result of the refinancing of the term B-2 loans outstanding immediately prior to the Amendment, there is no longer a springing maturity with respect to the revolving facility and the maturity of the revolving facility is January 5, 2028.

All other terms of the Term B-3 Loans, Term B-4 Loans and the Credit Agreement will remain substantially the same except as otherwise amended by the Amendment.

Certain of the participants in the Credit Agreement and their respective affiliates have engaged in, and may in the future engage in, investment banking, advisory roles and other commercial dealings in the ordinary course of business with the Company and/or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 10, dated as of November 8, 2023, to the Credit Agreement, dated as of October 25, 2013 (as amended by Amendment No. 1 to the Credit Agreement dated as of August 18, 2016, as further amended by Amendment No. 2 to the Credit Agreement dated as of November 21, 2016, as further amended by Amendment No. 3 to the Credit Agreement dated as of March 16, 2017, as further amended by Amendment No. 4 to the Credit Agreement dated as of April 19, 2018, as further amended by Amendment No. 5 to the Credit Agreement dated as of June 5, 2019, as further amended by Amendment No. 6 to the Credit Agreement dated as of June 21, 2019, as further amended by Amendment No. 7 to the Credit Agreement dated as of October 21, 2021, as further amended by Amendment No. 8 to the Credit Agreement dated as of December 9, 2022 and as further amended by Amendment No. 9 to the Credit Agreement dated as of January 5, 2023), by and among Hilton Worldwide Holdings Inc., Hilton Worldwide Parent LLC, Hilton Domestic Operating Company, Inc., the other guarantors party thereto from time to time, Deutsche Bank AG New York Branch as administrative agent and collateral agent and the other lenders party thereto from time to time.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON WORLDWIDE HOLDINGS INC.

By:	/s/ Kevin J. Jacobs
Name:	Kevin J. Jacobs
Title:	Chief Financial Officer and President, Global Development

Date: November 8, 2023